Exhibit 9.1

STOCKHOLDERS AGREEMENT

among

LCE Holdings, Inc.

LCE Intermediate Holdings, Inc.

LCE Holdco LLC

LCE Acquisition Corporation

and

Certain Stockholders of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.

Dated as of July 30, 2004

TABLE OF CONTENTS

1. EFFECTIVENESS; DEFINITIONS	2
1.1. Closing	2
1.2. Definitions	2
2. VOTING AGREEMENT	2
2.1. Certain Actions	2
2.1.1. Annual Budget	2
2.1.2. Merger, Consolidation, Change of Control	2
2.1.3. Indebtedness, etc.	2
2.1.4. Sale of Assets	3
2.1.5. Acquisition of Assets	3
2.1.6. Repurchase of Securities	3
2.1.7. Charter and By-laws	3
2.1.8. Acquisition Documents	3
2.1.9. Executive Officers	4
2.1.10. Management Transactions	4
2.1.11. Equity Issuances	4
2.1.12. Acquisition of Securities	4
2.1.13. Reorganization	4
2.1.14. Dividends	4
2.1.15. Material Contracts Outside the Ordinary Course of Business	4
2.1.16. Recapitalization	4
2.1.17. Litigation	4
2.1.18. Nature of Business	4
2.1.19. Financial Auditors	4
2.1.20. Establishment of Subsidiary	5
2.1.21. Management Equity Program	5
2.1.22. Joint Ventures and Alliances	5
2.1.23. Agreement	5
2.2. Other Restricted Actions	5
2.3. Committees	5
2.4. Directors of the Company and its Subsidiaries	6
2.4.1. CEO Director	6
2.4.2. Directors of Subsidiaries	6
2.4.3. Amendment of By-Laws	5
2.5. Significant Transactions	6
2.6. Consent to Amendment	6
2.7. The Company and Midco	7
2.8. Period	7
3. TRANSFER RESTRICTIONS	7
3.1. Transfers Allowed	7
3.1.1. Permitted Transferees	7
3.1.2. Distributions and Charitable Contributions	7
3.1.3. Public Transfers	7
3.1.4. Tag Along and Drag Along	7

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3.1.5. Other Private Transfers	8
3.2. Certain Transferees to Become Parties	8
3.3. Restrictions on Public Transfers under Rule 144	8
3.4. Restrictions on Transfers to Strategic Investors	9
3.5. Impermissible Transfer	9
3.6. Notice of Transfer	9
3.7. Period	9
4. “TAG ALONG” AND “DRAG ALONG” RIGHTS AND RIGHT OF FIRST OFFER	9
4.1. Tag Along	9
4.1.1. Notice	9
4.1.2. Exercise	10
4.1.3. Irrevocable Offer	10
4.1.4. Reduction of Shares Sold	11
4.1.5. Additional Compliance	11
4.2. Drag Along	12
4.2.1. Exercise	12
4.3. Miscellaneous	13
4.3.1. Certain Legal Requirements	13
4.3.2. Further Assurances	13
4.3.3. Sale Process	14
4.3.4. Treatment of Options, Warrants and Convertible Securities	14
4.3.5. Expenses	14
4.3.6. Closing	14
4.4. Right of First Offer	15
4.4.1. Notice	15
4.4.2. Exercise	15
4.4.3. Irrevocable Offer	16
4.4.4. Acceptance of Offers	16
4.4.5. Additional Compliance	16
4.4.6. Determination of the Number of Subject Shares to be Sold	16
4.5. Period	17
5. RIGHT OF PARTICIPATION	17
5.1. Right of Participation	18
5.1.1. Offer	18
5.1.2. Exercise	18
5.1.3. Other Securities	19
5.1.4. Certain Legal Requirements	19
5.1.5. Further Assurances	20
5.1.6. Expenses	20
5.1.7. Closing	20
5.2. Post-Issuance Notice	21
5.3. Excluded Transactions	21
5.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities	22
5.5. Acquired Shares	22
5.6. Period	22

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6. COVENANTS	22
6.1. Information Rights	22
6.1.1. Historical Financial Information	22
6.1.2. Period	23
6.2. Confidentiality	23
6.3. Directors’ and Officers’ Insurance	24
7. REMEDIES	24
7.1. Generally	24
7.2. Deposit	24
8. LEGENDS	24
8.1. Restrictive Legend	24
8.2. 1933 Act Legends	25
8.3. Stop Transfer Instruction	25
8.4. Termination of 1933 Act Legend	25
9. AMENDMENT, TERMINATION, ETC.	25
9.1. Oral Modifications	25
9.2. Written Modifications	26
9.3. Withdrawal from Agreement	26
9.4. Effect of Termination	26
10. DEFINITIONS	27
10.1. Certain Matters of Construction	27
10.2. Definitions	27
11. MISCELLANEOUS	35
11.1. Authority: Effect	35
11.2. Notices	35
11.3. Binding Effect, Etc.	37
11.4. Descriptive Heading	37
11.5. Counterparts	37
11.6. Severability	37
11.7. No Recourse	37
11.8. Aggregation of Shares	38
11.9. Obligations of Company, Midco, Holdco and Acquisition	38
11.10. Indemnity and Liability	38
12. GOVERNING LAW	39
12.1. Governing Law	39
12.2. Consent to Jurisdiction	39
12.3. WAIVER OF JURY TRIAL	40
12.4. Exercise of Rights and Remedies	40

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made as of July 30, 2004 by and among:

(i)	LCE Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”);

(ii)	LCE Intermediate Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Midco”);

(iii)	LCE Holdco LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Holdco”);

(iv)	LCE Acquisition Corporation, a Delaware corporation (together with its successors and permitted assigns including Loews Cineplex Entertainment Corporation, “Loews”);

(v)	each Person executing this Agreement and listed as an Investor on the signature pages hereto (collectively with their Permitted Transferees, the “Investors”); and

(vi)	such other Persons, if any, that from time to time become party hereto as transferees of Shares pursuant to Section 3.2 (collectively, together with the Investors, the “Stockholders”) in accordance with the terms hereof.

RECITALS

1. The Company has been formed for the purpose of acquiring (the “Acquisition”), indirectly through one or more subsidiaries, pursuant to a Stock Purchase Agreement, dated as of June 18, 2004 (the “Acquisition Agreement”), among the Company, Loews Cineplex Entertainment Corporation and the other persons identified therein, all outstanding shares of Loews.

2. Upon the Closing (as defined below), the Common Stock (as defined below) of the Company and the common stock and the Preferred Stock (as defined below) of Midco will be held as set forth on Schedule I hereto.

3. After the closing of the Acquisition, certain managers of the Company and its subsidiaries may purchase shares of Common Stock and Preferred Stock. In addition, Options (as defined below) may be issued to managers pursuant to the Company’s equity incentive program. In connection with the purchase of such securities and the issuance of Options, the Company, Midco, Holdco, Loews, the Investors and the managers named therein (collectively with their permitted transferees, the “Managers”) may enter into a management stockholders agreement (the “Management Stockholders Agreement”).

4. The parties believe that it is in the best interests of the Company, Midco, Loews and the Stockholders to set forth their agreements on certain matters.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1. Closing. This Agreement shall become effective upon consummation of the closing under the Acquisition Agreement (the “Closing”).

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 10 hereof.

2. VOTING AGREEMENT.

2.1. Certain Actions. In addition to any other approval required by the certificate of incorporation of the Company, Midco, or Loews or by applicable law, the approval of the Requisite Stockholder Majority shall be required to do any of the following, and the Company, Midco, Holdco and Loews shall not, and shall cause their respective subsidiaries not to, take any of the following actions without the approval of the Requisite Stockholder Majority (or the approval of such other Stockholder(s) to the extent provided below):

2.1.1. Annual Budget. Approve the annual operating budget of the Company and its subsidiaries, modify in any material respect any such budget or take any action that is or would be reasonably likely to be in material variance therefrom.

2.1.2. Merger, Consolidation, Change of Control. Enter into or effect any transaction or series of related transactions involving the merger or consolidation of the Company or any of its subsidiaries with or into any Person, other than a merger or consolidation of a direct or indirect wholly-owned subsidiary of the Company with or into the Company or another direct or indirect wholly-owned subsidiary of the Company; or enter into or effect a Change of Control transaction.

2.1.3. Indebtedness, etc. Other than a draw down in the ordinary course of business under a debt agreement entered into prior to the date of such draw down the execution of which was previously approved by the Requisite Stockholder Majority, incur any indebtedness (including refinancings), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (provided that the Company or any of its direct or indirect subsidiaries may provide cross-guarantees for any indebtedness that has been approved under this Section 2.1.3), enter into any agreement under which it may incur indebtedness in the future, or make any loan, advance or capital contribution to any Person (other than the Company or any of its wholly-owned subsidiaries), make any voluntary prepayment of indebtedness of the Company or any of its subsidiaries outside the ordinary course of business, in each case in an aggregate amount in excess of $50,000,000 in any transaction or series of related transactions, or make an amendment to the maturity date, aggregate principal amount or interest rate of existing indebtedness.

2.1.4. Sale of Assets. Enter into or effect any transaction or series of related transactions, involving the sale, lease, exchange or other disposal by the Company or any of its subsidiaries of any assets for consideration having a fair market value (as reasonably determined by the Board) in excess of $25,000,000, other than transactions between and among any of the Company and its direct or indirect wholly-owned subsidiaries.

2.1.5. Acquisition of Assets. Enter into or effect any transaction or series of related transactions, involving the purchase, rent, license, exchange or other acquisition by the Company or any of its subsidiaries of any assets for consideration having a fair market value (as reasonably determined by the Board) in excess of $25,000,000.

2.1.6. Repurchase of Securities. Enter into or effect any transaction or series of related transactions in connection with or involving the repurchase, redemption or other acquisition of securities of the Company or any of its subsidiaries or in connection with any management incentive program other than (i) repurchases from Investors on a pro rata basis (provided that repurchases that are not pro rata among all Investors shall require the consent of each Investor Group) and (ii) repurchases from, or payments to, managers up to an aggregate of $1,000,000 with respect to any single manager.

2.1.7. Charter and By-laws. Amend or waive any material provisions of the certificate of incorporation or by-laws of the Company or any of its subsidiaries, provided that amendments that would discriminate against any Stockholder shall require the consent of a Majority in Interest of the Shares held by such Stockholders.

2.1.8. Acquisition Documents. Amend or waive any material provisions of or otherwise terminate the Acquisition Agreement and any ancillary documents entered into in connection with the Acquisition, including the Credit Agreements and the Indenture (including, in each case, any amendments, restatements or refinancings or replacements thereof); provided, that any waiver of, or amendment to, management fees payable by the Company or any of its subsidiaries (i) that increases such management fees shall require the consent of each Investor Group or (ii) that decreases such management fees shall require the consent of each Investor Group adversely affected thereby. For purposes of this Section 2.1.8, the term “Credit Agreements” means (x) the Credit Agreement dated as of July 30, 2004 among Loews, Holdco, each lender from time to time party thereto, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Bookrunners, Credit Suisse First Boston, as Syndication Agent, Bank of America, N.A., Deutsche Bank Trust Company Americas and Lehman Brothers Inc. as Co-Documentation Agents, Citigroup North America, Inc., as Administrative Agent, Swing Line Lender and L/C Issuer and Banco Nacional de Mexico, S.A., Grupo Financiero Banamex, as Mexican Administrative Agent and (y) the Agreement dated as of December 26, 2002, between Cadena Mexicana de Exhibicion, S.A. de C.V., certain of its subsidiaries and the subsidiaries of Grupo Cinemex, S.A. de C.V., certain banks listed on the signature pages thereto, Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Scotiabank Inverlat and BBVA Bancomer, S.A., Institucion de Banca Multiple and Grupo Financiero BBVA Bancomer; and the term “Indenture” means the Indenture dated as of July 30, 2004 among Loews, the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee.

2.1.9. Executive Officers. Hire or remove, with or without cause, the chief executive officer, the chief financial officer, the chief operating officer or any other member of senior management of the Company or of Loews or the chief executive officer of Grupo Cinemex S.A. de C.V. (and its successors), from time to time.

2.1.10. Management Transactions. Enter into or effect any transaction between the Company or one of its subsidiaries, on the one hand, and a member of senior management, on the other, that is outside the ordinary course of business.

2.1.11. Equity Issuances. Issue or sell, exchange or otherwise transfer any of its equity securities other than issuances or transfers of equity securities of a subsidiary to the Company or to a wholly-owned subsidiary of the Company.

2.1.12. Acquisition of Securities. Purchase, exchange or otherwise acquire any equity securities of any other Person, other than the acquisition of equity of a direct or indirect wholly-owned subsidiary of the Company.

2.1.13. Reorganization. Dissolve, liquidate or engage in any recapitalization or reorganization of the Company or any subsidiary (other than a wholly-owned subsidiary other than Loews) or the filing for bankruptcy by the Company or any of its subsidiaries.

2.1.14. Dividends. Declare or pay any cash or other dividend or make any other distribution on the capital stock of the Company or on the capital stock of any subsidiary other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Company to its equity holder.

2.1.15. Material Contracts Outside the Ordinary Course of Business. Enter into any contract involving payments to or from the Company and/or its subsidiaries in excess of $5,000,000 other than any such contract that is in accordance with the annual budget approved under Section 2.1.1 and entered into in the ordinary course of business.

2.1.16. Recapitalization. Recapitalize or reclassify existing securities or enter into, or effect, any exchange or tender offer.

2.1.17. Litigation. Settle any claim or litigation for an amount in excess of $2,500,000.

2.1.18. Nature of Business. Materially change the nature of the business of the Company or its subsidiaries.

2.1.19. Financial Auditors. Hire or remove, with or without cause, the independent auditors of the Company.

2.1.20. Establishment of Subsidiary. Create or permit to exist any subsidiary of the Company, other than a wholly-owned subsidiary.

2.1.21. Management Equity Program. Adopt or make a material amendment to any severance or management equity program.

2.1.22. Joint Ventures and Alliances. Enter into any joint venture or business alliance other than in the ordinary course of business that has an aggregate value in excess of $5,000,000 in one transaction or series of transactions.

2.1.23. Agreement. Agree to do any of the foregoing in Sections 2.1.1 through 2.1.22

2.2. Other Restricted Actions.

2.2.1. Affiliate Transactions. Any transaction between the Company or one of its subsidiaries, on the one hand, and a member of an Investor Group or one of its Affiliates, on the other, shall require the consent of the Principal Investor Majority unless such transaction is entered into in the ordinary course of business of the Company or such subsidiary and (a) is on terms comparable to those that would be received on an arms’ length basis, or (b) such member of an Investor Group or one of its Affiliates is a holder of debt securities of the Company or its subsidiaries (solely to the extent acting in such capacity).

2.2.2. Amendment of By-Laws. Each Stockholder agrees that it will not cast any vote to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in favor of amending the last sentence of Section 3.5 and Section 3.9 of the by-laws of the Company without the consent of each Investor Group.

2.2.3. Certain Corporate Actions. Each Stockholder agrees that it will not cast any vote to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in favor of (a) any reverse stock split, recapitalization, exchange or any other combination in any manner of the outstanding Common Stock in connection with which any member of an Investor Group would receive more than a de minimis amount of cash in lieu of fractional shares or (b) any merger or consolidation of the Company with or into any Person (other than in a Change of Control transaction) in connection with which (i) the Company is not the surviving Person and (ii) this Agreement does not remain in full force and effect either with respect to the Shares or, mutatis mutandis, with respect to the securities received by the Investors in consideration for the Shares.

2.3. Committees. The Company and each Stockholder shall use its best efforts to, cause the Board to maintain the following committees: (a) an Executive Committee, (b) an Audit Committee, (c) a Compensation Committee and (d) any other committee as may be necessary to comply with regulatory requirements. Each committee of the Board will (x) consist of one Class A-1 Director, one Class A-2 Director and one Class A-3 Director or (y) have membership exactly proportional to the number of Class A-1 Directors, Class A-2 Directors and Class A-3 Directors then on the Board.

2.4. Directors of the Company and its Subsidiaries.

2.4.1. CEO Director. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, (a) to elect the Chief Executive Officer of Loews to the Board of the Company pursuant to Section 4.5.2 of the Company’s certificate of incorporation (the “CEO Director”) and (b) to remove the CEO Director if at any time the person serving as CEO Director ceases to be the Chief Executive Officer of Loews.

2.4.2. Directors of Subsidiaries. The Company will cause the board of directors of Midco to consist at all times of the same members as the Board of the Company at such time. The boards of directors (or similar managing authority) of all other subsidiaries of the Company will consist of such persons as the Company shall direct; provided, that if a representative or Affiliate of any Investor and its Affiliates is appointed to such board of directors (or similar managing authority), such board (or similar managing authority) will consist of (x) one Class A-1 Director, one Class A-2 Director and one Class A-3 Director or (y) such number of Class A-1 Directors, Class A-2 Directors and Class A-3 Directors as is exactly proportional to the number of Class A-1 Directors, Class A-2 Directors and Class A-3 Directors then on the Board, in each case in addition to any executives of the Company and its subsidiaries appointed by the Company.

2.5. Significant Transactions. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Requisite Stockholder Majority may instruct by written notice to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Requisite Stockholder Majority of their rights under Section 4.2. Each Stockholder hereby grants to each member of such Requisite Stockholder Majority an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Stockholder’s Shares in accordance with such Stockholder’s agreements contained in this Section 2.5, which proxy shall be valid and remain in effect until the provisions of this Section 2.5 expire pursuant to Section 2.8.

2.6. Consent to Amendment. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Company Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Requisite Stockholder Majority may instruct by written notice to increase the number of authorized shares of Class A-4 Common Stock to the extent necessary to permit the Company to comply with the provisions of its certificate of incorporation with respect to the conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class L Common Stock into shares of Class A-4 Common Stock. Each Stockholder hereby grants to each member of such Requisite

Stockholder Majority an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Stockholder’s Shares in accordance with such Stockholder’s agreements contained in this Section 2.6, which proxy shall be valid and remain in effect until the provisions of this Section 2.6 expire pursuant to Section 2.8.

2.7. The Company and Midco. The Company and Midco will not give effect to any action by any Stockholder or any other Person which is in contravention of this Section 2.

2.8. Period. Each of the foregoing provisions of this Section 2 shall expire upon a Change of Control.

3. TRANSFER RESTRICTIONS.

3.1. Transfers Allowed. Until the expiration of the provisions of this Section 3, no Stockholder shall Transfer any of such Stockholder’s Shares to any other Person except as follows:

3.1.1. Permitted Transferees. Subject to Section 3.4, but without regard to any other restrictions on transfer contained elsewhere in this Agreement, any Stockholder may Transfer any or all of such Shares to such Stockholder’s Permitted Transferees; and such Permitted Transferees shall be deemed to be Investors hereunder.

3.1.2. Distributions and Charitable Contributions. At or after the closing of the Initial Public Offering, any Stockholder may Transfer any or all of such Shares (a) in a pro rata Transfer to its partners, members or stockholders or (b) to a Charitable Organization, in each case without regard to any other restrictions on transfer contained elsewhere in this Agreement. Any Shares so Transferred shall conclusively be deemed thereafter not to be Shares under this Agreement.

3.1.3. Public Transfers. Any Stockholder may Transfer any or all of such Shares: (a) in a Public Offering or (b) after the closing of the Initial Public Offering, pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business, in each case in compliance with Section 3.3 and Section 3.4, but without regard to any other restrictions on transfer contained elsewhere in this Agreement. Shares Transferred pursuant to this Section 3.1.3 shall conclusively be deemed thereafter not to be Shares under this Agreement.

3.1.4. Tag Along and Drag Along.

(a) Any Stockholder may Transfer any or all of such Shares pursuant to Section 4.2, without regard to any other restrictions on transfer contained elsewhere in this Agreement.

(b) A Participating Seller may Transfer Shares pursuant to and in accordance with the provisions of Section 4.1 without regard to any other restrictions on transfer contained elsewhere in this Agreement so long as each transferee agrees to be bound by the terms of this Agreement in accordance with Section 3.2 (if not already bound hereby).

3.1.5. Other Private Transfers. In addition to any Transfers made in accordance with Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4, any Stockholder may Transfer any or all of such Shares subject to compliance with all of the following conditions in respect of each Transfer:

(a) if such Transfer is prior to the five year anniversary of the date of the Closing, with the consent of the Requisite Stockholder Majority and in compliance with Sections 3.2, 3.4 and 4.1; and

(b) if such Transfer is after the five year anniversary of the date of the Closing, in compliance with Sections 3.2, 3.4 and 4.1 and, if such Transfer is before the closing of the Initial Public Offering, Section 4.4.

Any Shares so Transferred shall conclusively be deemed thereafter to be Shares under this Agreement and each transferee shall be bound by the terms of this Agreement in accordance with Section 3.2.

3.2. Certain Transferees to Become Parties. Any transferee receiving Shares in a Transfer pursuant to Section 3.1.1, 3.1.4(b) or 3.1.5 shall become a Stockholder, party to this Agreement and subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transfers such Shares to such transferee; provided, that only a Permitted Transferee of an Investor will be deemed to be an Investor for purposes of this Agreement. For the avoidance of doubt, any transferee receiving Shares in a Transfer pursuant to Section 3.1.4(b) or 3.1.5 that is neither a Permitted Transferee nor an Investor will become party to this Agreement as Stockholder without the benefit of the rights of: (a) Tag Along Holders (Section 4.1.1); (b) First Offer Holders (Section 4.4), or (c) Participation Offerees (Section 5). Prior to the Transfer of any Shares to any transferee pursuant to Section 3.1.1, 3.1.4(b) or 3.1.5, and as a condition thereto, each Stockholder effecting such Transfer shall (x) cause such transferee to deliver to the Company and each of the Investors (other than the transferor) its written agreement, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (y) if such Transfer is to a Permitted Transferee, remain directly liable for the performance by such Permitted Transferee of all obligations of such transferee under this Agreement.

3.3. Restrictions on Public Transfers under Rule 144. After the Initial Public Offering, each Specified Holder promptly shall notify each Related Holder (a) when it has commenced a measurement period for purposes of the Rule 144 group volume limit in connection with a Sale that is subject to such limit and (b) what the volume limit for that measurement period, determined as of its commencement, will be. Each Related Holder shall be entitled to effect Sales that are subject to the Rule 144 group volume limit pro rata during the applicable measurement period based on its percentage ownership of Shares held by all holders of Shares at the start of such measurement period. In the event any Related Holder agrees to forego its full pro rata share of the Rule 144 group volume limit by written notice to the Specified Holder and all other Related Holders, the remainder shall be re-allocated pro rata among the Specified Holder and all other Related Holders in like manner (except that the Shares held by such forfeiting Related Holder at the start of such measurement period shall be excluded from such calculation). The provisions of this Section 3.3 shall not apply to any Transfer of Shares (x) in a Public Offering or (y) not subject to volume limitation under Rule 144. For purposes of this Section 3.3, a “Specified Holder” means a Stockholder whose sale of Shares pursuant to Rule 144 would be subject to aggregation with another Stockholder (such other Stockholder being a “Related Holder”).

3.4. Restrictions on Transfers to Strategic Investors. In addition to any other provision of this Agreement, no Stockholder shall Transfer any Shares pursuant to Sections 3.1.1, 3.1.3 or 3.1.5 of this Agreement to a Strategic Investor without the approval of the Requisite Stockholder Majority; provided, however, that the restrictions in this Section 3.4 shall not apply to any Transfers (v) to the Company or any of its subsidiaries, (w) to any Investor, (x) to any Affiliated Fund of any Investor, (y) pursuant to Rule 144 effected as “brokers’ transactions” (as defined in Rule 144); or (z) pursuant to an underwritten Public Offering or, following the Initial Public Offering, in any transaction in which, to the knowledge of the Prospective Selling Stockholder (after reasonable due inquiry), none of the purchaser(s), underwriter(s), if any, nor market maker(s), if any, are acquiring such Shares for the intended purpose of reselling such Shares to any Person that, after giving effect to such resale (if applicable), would own, directly or indirectly, more than five percent (5%) of then outstanding shares of the applicable class of Shares.

3.5. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 shall be null and void, and neither the Company nor Midco shall in any way give effect to any such impermissible Transfer.

3.6. Notice of Transfer. To the extent any Stockholder or Permitted Transferee shall Transfer any Shares, such Stockholder or Permitted Transferee shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company and each Investor.

3.7. Period. Each of the foregoing provisions of this Section 3 shall expire upon a Change of Control.

4. “TAG ALONG” AND “DRAG ALONG” RIGHTS AND RIGHT OF FIRST OFFER.

4.1. Tag Along. Subject to prior compliance with Section 4.4, if applicable, if any Prospective Selling Stockholder proposes to Sell any Shares to any Prospective Buyer(s) that is not a Permitted Transferee (including a First Offer Purchaser pursuant to Section 4.4) in a Transfer that is subject to Section 3.1.5:

4.1.1. Notice. The Prospective Selling Stockholder shall, prior to any such proposed Transfer, deliver a written notice (the “Tag Along Notice”) to each member of an Investor Group (each, a “Tag Along Holder”). The Tag Along Notice shall include:

(a) the principal terms and conditions of the proposed Sale, including (i) the number and class of the Shares to be purchased from the Prospective Selling Stockholder, (ii) the fraction(s) expressed as a percentage, determined by dividing the number of Shares of each class to be purchased from the Prospective Selling

Stockholder by the total number of Shares of each such class held by the Prospective Selling Stockholder (for each class, the “Tag Along Sale Percentage”) (it being understood that the Company shall reasonably cooperate with the Prospective Selling Stockholder in respect of the determination of each applicable Tag Along Sale Percentage), (iii) the per share purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of each Prospective Buyer and (v) the proposed Transfer date; and

(b) an invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer(s) Shares of the same class(es) being sold by the Prospective Selling Stockholder held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares of the applicable class held by such Tag Along Holder), on the same terms and conditions (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities and subject to Section 4.3.1 under all circumstances), with respect to each Share Sold, as the Prospective Selling Stockholder shall Sell each of its Shares. For purposes of this Section 4.1, the Class A Common Stock will be treated as a single class and, subject to Section 4.3.4, all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised.

4.1.2. Exercise. Within ten (or five, if the proposed Transfer is also the subject of a currently effective Sale Notice under Section 4.4) Business Days after the date of delivery of the Tag Along Notice (such date the “Tag Along Deadline”), each Tag Along Holder desiring to make an offer to include Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Stockholder, collectively, the “Tag Along Sellers”) shall deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Stockholder indicating the number of Shares which such Participating Seller desires to have included in the proposed Sale (subject to the limitation set forth in Section 4.1.1(b)). Each Tag Along Holder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such holder’s rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer, at a per share price no greater than the per share price set forth in the Tag Along Notice and on other principal terms and conditions which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder pursuant to this Section 4.1.

4.1.3. Irrevocable Offer. The offer of each Participating Seller contained in such holder’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities), as the Prospective Selling Stockholder, up to such number of Shares as such Participating Seller shall have specified in such holder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the per share price shall be less than the per share price set forth in the Tag Along Notice or the other principal terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Seller shall provide written notice thereof to each Participating Seller and each Participating Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Stockholder within three Business Days of delivery of such written notice from the Prospective Selling Stockholder and upon such withdrawal shall be released from such holder’s obligations thereunder.

4.1.4. Reduction of Shares Sold. The Prospective Selling Stockholder shall attempt to obtain the inclusion in the proposed Sale of the entire number of Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Stockholder by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Stockholder shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, as follows:

(a) there shall be first allocated to each Tag Along Seller a number of Shares equal to the lesser of (i) the number of Shares offered (or proposed, in the case of the Prospective Selling Stockholder) to be included by such Tag Along Seller in the proposed Sale pursuant to this Section 4.1, and (ii) a number of Shares equal to such Tag Along Seller’s Pro Rata Portion; and

(b) the balance, if any, not allocated pursuant to clause (a) above shall be allocated to the Prospective Selling Stockholder, or in such other manner as the Prospective Selling Stockholder may otherwise agree (it being understood that no Tag Along Seller will be obligated to sell more Shares than it offered to sell in the proposed Sale).

4.1.5. Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per share price to be paid in such proposed Sale shall be greater than the per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 4.1.2 shall be three Business Days and two Business Days, respectively. In addition, if the Prospective Selling Stockholders have not completed the proposed Sale by the end of the 180th day after the date of delivery of (a) if the proposed Transfer is also the subject of a currently effective Sale Notice under Section 4.4, such Sale Notice, and (b) otherwise, the Tag Along Notice, each Participating Seller shall be released from such holder’s obligations under such holder’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this

Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.

4.2. Drag Along. Each Stockholder hereby agrees, if requested by the Requisite Stockholder Majority, to Sell the same percentage (the “Drag Along Sale Percentage”) of the total number of each class of such Shares that is proposed to be sold by the Prospective Selling Stockholders to a Prospective Buyer in a Change of Control (in one transaction or a series of related transactions), in the manner and on the terms set forth in this Section 4.2; provided, however, that this Section 4.2 shall not apply to a Change of Control if (x) such Prospective Buyer is a member of an Investor Group or an Affiliate of any such member and (y) such Change of Control has not been approved by vote or written consent of the Principal Investor Majority. For purposes of this Section 4.2, the Class A Common Stock will be treated as a single class and, subject to Section 4.3.4, all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised. All Shares and Management Shares to be sold to the Prospective Buyer shall be included in determining whether or not a proposed transaction constitutes a Change of Control.

4.2.1. Exercise. The Prospective Selling Stockholders shall deliver a written notice (the “Drag Along Notice”) to each other Stockholder at least ten Business Days prior to the consummation of the Change of Control transaction. The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (a) the number and class of Shares to be acquired from the Prospective Selling Stockholders, (b) the Drag Along Sale Percentage for each class, (c) the per share consideration to be received in the proposed Sale for each class, (d) the name and address of the Prospective Buyer and (e) if known, the proposed Transfer date. If the Prospective Selling Stockholders consummate the proposed Sale to which reference is made in the Drag Along Notice, each other Stockholder (each, a “Participating Seller,” and, together with the Prospective Selling Stockholders, collectively, the “Drag Along Sellers”) shall: (i) be bound and obligated to Sell the Drag Along Sale Percentage of such holder’s Shares of each class in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities) as the Prospective Selling Stockholders shall Sell each Share in the Sale (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities and subject to Section 4.3.1 under all circumstances); and (ii) except as provided in Section 4.3.1, shall receive the same form and amount of consideration per Share to be received by the Prospective Selling Stockholders for the corresponding class of Shares (on an as converted basis, in the case of Convertible Securities). Except as provided in Section 4.3.1, if any holders of Shares of any class are given an option as to the form and amount of consideration to be received, all holders of Shares of such class will be given the same option. Unless otherwise agreed by each Drag Along Seller, any non-cash consideration shall be allocated among the Drag Along Sellers pro rata based upon the aggregate amount of consideration to be received by such Drag Along Sellers. If at the end of the 180th day after the date of delivery of the Drag Along Notice the Prospective Selling Stockholders have not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Seller shall be released from such holder’s obligation under the Drag

Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.2.

4.3. Miscellaneous. The following provisions shall be applied to any proposed Sale to which Sections 4.1, 4.2 or 4.4 applies:

4.3.1. Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4.1 or Section 4.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Sale by the Prospective Selling Stockholder(s) or (b) the provision to any Tag Along Seller or Drag Along Seller of any specified information regarding such securities or the issuer thereof that is not otherwise required to be provided for the Sale by the Prospective Selling Stockholder(s), then such Participating Seller shall not have the right to Sell Shares in such proposed Sale. In such event, the Prospective Selling Stockholder(s) shall (i) in the case of a Sale pursuant to Section 4.1, have the right, but not the obligation, and (ii) in the case of a Sale pursuant to Section 4.2, have the obligation to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.3.6 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.3.2. Further Assurances. Each Participating Seller and First Offer Purchaser shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 4.1, Section 4.2 or Section 4.4 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Stockholder(s) and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Stockholder(s) to which such Prospective Selling Stockholder(s) will also be party, including agreements to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, the absence of any Adverse Claim with respect to such Shares and the non-contravention of other agreements and (ii) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent (but with respect to its own Shares) as the Prospective Selling Stockholder(s), and (b) in the case of a Sale pursuant to Sections 4.1 or 4.2, be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the aggregate proceeds to all Participating Sellers and Prospective Selling Stockholder(s) in connection with such Sale or (ii) the proceeds to such Participating Seller in connection with such Sale.

4.3.3. Sale Process. The Requisite Stockholder Majority, in the case of a proposed Sale pursuant to Section 4.2, or the Prospective Selling Stockholder, in the case of a proposed Sale pursuant to Section 4.1 shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No Stockholder nor any Affiliate of any such holder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale except to the extent such holder shall have failed to comply with the provisions of this Section 4 and such failure shall have had a materially adverse effect on such Stockholders’ ability to exercise its rights pursuant to Section 4.1 or 4.2, as applicable.

4.3.4. Treatment of Options, Warrants and Convertible Securities. If any Participating Seller shall Sell Options, Warrants or Convertible Securities in any Sale pursuant to Section 4, such Participating Seller shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the purchase price received by the Prospective Selling Stockholder(s) in such Sale for the number of shares of each class of Stock that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities (to the extent exercisable, convertible or exchangeable at the time of such Sale), subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.3.5. Expenses. All reasonable costs and expenses incurred by the Prospective Selling Stockholder(s) or the Company in connection with any proposed Sale pursuant to Section 4.1, Section 4.2 or Section 4.4 (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. Each Investor Group may retain, and the Company will pay the reasonable fees and expenses of, a single legal counsel (and such local counsel as may be appropriate) in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated). Any other costs and expenses incurred by or on behalf of any or all of the Participating Sellers in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) shall be borne by such Participating Seller(s).

4.3.6. Closing. The closing of a Sale to which Section 4.1, 4.2 or 4.4 applies shall take place (i) on the proposed Transfer date, if any, specified in the Tag Along Notice, Drag Along Notice or Sale Notice, as applicable (provided that consummation of any Transfer may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed Transfer date was required to be specified in the Drag Along Notice, at such time as the Prospective Selling Stockholders shall specify by notice to each Participating Seller and (iii) at such place as the Prospective Selling Stockholder(s) shall specify by notice to each Participating Seller in the case of a Sale to which Section 4.2 applies. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

4.4. Right of First Offer. If any Prospective Selling Stockholder proposes to Sell any Shares other than to a Permitted Transferee after the five year anniversary of the date of the Closing and before the closing of an Initial Public Offering in a Transfer (including to another Stockholder or the Company or any of its subsidiaries) that is subject to Section 3.1.5:

4.4.1. Notice. The Prospective Selling Stockholder shall deliver a written notice of such proposed Sale (a “Sale Notice”) to each other member of an Investor Group (each, a “First Offer Holder”) (which notice may be the same notice as the Tag Along Notice delivered pursuant to Section 4.1) not less than twenty Business Days prior to any such proposed Transfer. The Sale Notice shall include:

(a) (i) the number and class(es) of Shares proposed to be sold by the Prospective Selling Stockholder (the “Subject Shares”), (ii) the per share purchase price or the formula by which such price is to be determined and (iii) the proposed Transfer date, if known; and

(b) an invitation to each First Offer Holder to make an offer to purchase (subject to Section 4.4.6 below) any number of the Subject Shares at such price.

4.4.2. Exercise.

(a) Within twenty Business Days after the date of delivery of the Sale Notice (the “First Offer Deadline”), each First Offer Holder may make an offer to purchase any number of the Subject Shares at the price set forth in the Sale Notice by delivering a written notice (the “First Offer Notice”) of such offer specifying a number of Subject Shares offered to be purchased from the Prospective Selling Stockholder (each such Person delivering such notice, a “First Offer Purchaser”). The receipt of consideration by any Prospective Selling Stockholder selling Shares in payment for the transfer of such Shares pursuant to this Section 4.4.2 shall be deemed a representation and warranty by such Prospective Selling Stockholder that: (i) such Prospective Selling Stockholder has full right, title and interest in and to such Shares; (ii) such Prospective Selling Stockholder has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 4.4.2; and (iii) such Shares are free and clear of any and all liens or encumbrances.

(b) Each Person not delivering a First Offer Notice that complies with the above requirements, including the applicable time periods, shall be deemed to have waived all of such Person’s rights to purchase such Shares under this Section 4.4.2, and the Prospective Selling Stockholder shall thereafter be free to Sell the Subject Shares to the First Offer Purchasers and/or any Prospective Buyer, at a per share purchase price no less than the price set forth in the Sale Notice, without any further obligation to such Person pursuant to this Section 4.4.

4.4.3. Irrevocable Offer. The offer of each First Offer Purchaser contained in a First Offer Notice shall be irrevocable, and, subject to Section 4.4.6 below, to the extent such offer is accepted, such First Offer Purchaser shall be bound and obligated to purchase the number of Subject Shares set forth in such First Offer Purchaser’s First Offer Notice.

4.4.4. Acceptance of Offers. Within five Business Days after the First Offer Deadline, the Prospective Selling Stockholder shall inform each First Offer Purchaser, by delivery of a written notice (the “Acceptance Notice”), of whether or not the Prospective Selling Stockholder will accept all (but not less than all, subject to Section 4.4.6(b)) offers of the First Offer Purchasers. In the event the Prospective Selling Stockholder fails to deliver the Acceptance Notice within the specified time period, the Prospective Selling Stockholder shall be deemed to have decided not to Sell the Subject Shares to the First Offer Purchasers. If the Prospective Selling Stockholder decides not to Sell the Subject Shares to the First Offer Purchasers, each First Offer Purchaser shall be released from such holder’s obligations under such holder’s irrevocable offer. Acceptance of such offers by the Prospective Selling Stockholder is without prejudice to the Prospective Selling Stockholder’s discretion under Section 4.3.3 to determine whether or not to consummate any Sale.

4.4.5. Additional Compliance. If at the end of the 180th day after the date of delivery of the Sale Notice, the Prospective Selling Stockholder and First Offer Purchasers or Prospective Buyer (if not a First Offer Purchaser), if any, have not completed the Sale of the Subject Shares (other than due to the failure of any First Offer Purchaser to perform its obligations under this Section 4.4), each First Offer Purchaser shall be released from such holder’s obligations under such holder’s irrevocable offer, the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 4.4 separately complied with, in order to consummate a Transfer of such Subject Shares; provided, however, that in the case of such a separate Sale Notice in which the classes of Subject Shares and the per share price are unchanged and the number of Subject Shares is substantially the same, the applicable period to which reference is made in Section 4.4.1 and 4.4.2(a) shall be three Business Days and two Business Days, respectively.

4.4.6. Determination of the Number of Subject Shares to be Sold.

(a) In the event that the number of Shares offered to be purchased by the First Offer Purchasers is less than the number of Subject Shares, (i) the Prospective Selling Stockholder may accept the offers of the First Offer

Purchasers and, at the option of the Prospective Selling Stockholder, sell any remaining Subject Shares which the First Offer Purchasers did not elect to purchase to one or more Prospective Buyers (subject to compliance with Section 4.1) at a price per share that is no less than the price set forth in the Sale Notice or (ii) if a single Prospective Buyer or group of Prospective Buyers is unwilling to purchase less than all of the Subject Shares, the Prospective Selling Stockholder may Sell all (but not less than all) of the Subject Shares to such Prospective Buyer or group of Prospective Buyers at a price per share that is no less than the price set forth in the Sale Notice rather than Sell the Subject Shares to the First Offer Purchasers (subject to compliance with Section 4.1). Such sales, if any, to Prospective Buyer(s) other than the First Offer Purchasers in accordance with this clause (a) shall be consummated together with the sale to the First Offer Purchasers.

(b) In the event that the Prospective Selling Stockholder has accepted the offers of the First Offer Purchasers and the aggregate number of Subject Shares offered to be purchased by (and to be sold to) the First Offer Purchasers is equal to or exceeds the aggregate number of Subject Shares, the Subject Shares shall be sold to the First Offer Purchasers as follows:

(i) there shall be first allocated to each First Offer Purchaser a number of Shares of each applicable class equal to the lesser of (A) the number of Shares of such class offered to be purchased by such First Offer Purchaser pursuant such holder’s First Offer Notice, and (B) a number of Shares of such class equal to such First Offer Purchaser’s Pro Rata Portion; and

(ii) the balance, if any, not allocated pursuant to clause (i) above shall be allocated to those First Offer Purchasers which offered to purchase a number of Shares of the applicable class in excess of such Person’s Pro Rata Portion pro rata to each such First Offer Purchaser based upon the amount of such excess, or in such other manner as the First Offer Purchasers may otherwise agree.

In the event any holders of Shares exercise such holders’ rights under Section 4.1 to sell Shares in connection with a Sale to First Offer Purchasers pursuant to this Section 4.4, such Shares (as the case may be, reduced in accordance with Section 4.1.4) shall be deemed to be Subject Shares for purposes of this Section 4.4 and shall be allocated among the First Offer Purchasers in accordance with this 4.4.6.

4.5. Period. The provisions of Section 4.4 shall expire as to any Share on the earlier of (a) a Change of Control or (b) the Initial Public Offering. Each of the other provisions of this Section 4 above shall expire upon a Change of Control.

5. RIGHT OF PARTICIPATION. The Company shall not, and shall not permit any direct or indirect subsidiary of the Company (the Company and each such subsidiary, an “Issuer”) to, issue or sell any shares of any of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock, in each case, to any Person (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Section 5.

5.1. Right of Participation.

5.1.1. Offer. Not fewer than ten Business Days prior to the consummation of an Issuance, a notice (the “Participation Notice”) shall be delivered by the Issuer to each member of an Investor Group (the “Participation Offerees”). The Participation Notice shall include:

(a) the principal terms and conditions of the proposed Issuance, including (i) he amount, kind and terms of the Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total Purchase Price Value of Shares outstanding as of immediately prior to giving effect to such Issuance which the Purchase Price Value of Shares held by such Participation Offeree constitutes (the “Participation Portion”), (iv) the maximum and minimum price (including if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (v) the proposed manner of disposition, (vi) the name and address of the Person to whom the Subject Securities will be issued (the “Prospective Subscriber”) and (vii) if known, the proposed Issuance date; and

(b) an offer by the Issuer to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as each of the Prospective Subscribers shall be issued units of Subject Securities.

5.1.2. Exercise.

(a) General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall accept such offer by delivering a written notice of such acceptance to the Issuer within eight Business Days after the date of delivery of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have waived all of such holder’s rights to participate in such Issuance, and the Issuer shall thereafter be free to issue Subject Securities in such Issuance to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees pursuant to Section 5. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be delivered, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1; provided, however, that in such case of a separate Participation Notice, the applicable period to which reference is made in Section 5.1.1 and in the first sentence of Section 5.1.2(a) shall be three Business Days and two Business Days, respectively.

(b) Irrevocable Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment.

(c) Time Limitation. If at the end of the 180th day after the date of the effectiveness of the Participation Notice the Issuer has not completed the Issuance, each Participating Buyer shall be released from such holder’s obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be delivered, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1; provided, however, that in such case of a separate Participation Notice on substantially the same terms and conditions, the applicable period to which reference is made in Section 5.1.1 and in the first sentence of Section 5.1.2(a) shall be three Business Days and two Business Days, respectively.

5.1.3. Other Securities. The Issuer may condition the participation of the Participation Offerees in an Issuance upon the purchase by such Participation Offerees of any securities (including debt securities) other than Subject Securities (“Other Securities”) in the event that the participation of the Prospective Subscriber in such Issuance is so conditioned. In such case, each Participating Buyer shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Participating Buyers, as the Prospective Subscriber shall be issued units of Subject Securities and Other Securities.

5.1.4. Certain Legal Requirements. In the event that the participation in the Issuance by a Participation Offeree as a Participating Buyer would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Issuance or (ii) the provision to any participant in the Sale of any specified information regarding the Company or any of its subsidiaries or the securities that is not otherwise required to be provided for the Issuance, such Participation Offeree shall not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that neither the Company nor the Issuer shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

5.1.5. Further Assurances. Each Participating Buyer shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Section 5.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Issuer and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the Issuer to which the Prospective Subscriber will be party.

5.1.6. Expenses. All costs and expenses incurred by the Issuer in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company or the Issuer. Each Investor Group may retain, and the Company will pay the reasonable fees and expenses of, a single legal counsel (and such local counsel as may be appropriate) in connection with such proposed Issuance of Subject Securities (whether or not consummated). Any other costs and expenses incurred by or on behalf of any Stockholder in connection with such proposed Issuance of Subject Securities (whether or not consummated) shall be borne by such holder.

5.1.7. Closing. The closing of an Issuance pursuant to Section 5.1 shall take place (i) on the proposed date of Issuance, if any, set forth in the Participation Notice (provided that consummation of any Transfer may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed Transfer date was required to be specified in the Participation Notice, at such time as the Issuer shall specify by notice to each Participating Buyer, provided that such closing with respect to a Participating Buyer shall not (without the consent of such Participating Buyer) be prior to the date that is ten Business Days after the Company issues the applicable Participation Notice and (iii) at such place as the Issuer shall specify by notice to each Participating Buyer. At the closing of any Issuance under this Section 5.1.7, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or such holder’s designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

5.2. Post-Issuance Notice. Notwithstanding the requirements of Section 5.1, the Issuer may proceed with any Issuance prior to having complied with the provisions of Section 5.1; provided that the Issuer shall:

(a) provide to each Investor who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 5.1.1 in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth;

(b) offer to issue to such Investor such number of securities of the type issued in the Issuance as may be requested by such Investor (not to exceed the Participation Portion that such Investor would have been entitled to pursuant to Section 5.1 multiplied by the sum of (a) the number of Subject Securities included in the Issuance and (b) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and

(c) keep such offer open for a period of ten Business Days, during which period, each such Investor may accept such offer by sending a written acceptance to the Issuer committing to purchase an amount of such securities (not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 5.1 multiplied by the sum of (a) the number of Subject Securities included in such issuance and (b) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance).

5.3. Excluded Transactions. The provisions of this Section 5 shall not apply to Issuances by the Company or any subsidiary of the Company as follows:

(a) Any Issuance of Stock upon the exercise or conversion of any Stock, Options, Warrants or Convertible Securities outstanding on the date hereof or Issued after the date hereof in compliance with the provisions of this Section 5;

(b) Any Issuance of shares of Stock, Options, Warrants or Convertible Securities, in each case to the extent approved by the Requisite Stockholder Majority, to officers, employees, directors or consultants of the Company or its subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its subsidiaries;

(c) Any Issuance of shares of Stock, Options, Warrants or Convertible Securities, in each case to the extent approved by the Requisite Stockholder Majority, (i) in any business combination or acquisition transaction involving the Company or any of its subsidiaries or (ii) in connection with any joint venture or strategic partnership;

(d) Any Issuance of Stock pursuant to an Initial Public Offering;

(e) The Issuance of Shares to the Investors in connection with the Closing;

(f) Any Issuance of shares of Stock in connection with any stock split, stock dividend or recapitalization approved by the Requisite Stockholder Majority;

(g) Any Issuance of shares of Stock in exchange for debt securities; or

(h) Any issuance by a subsidiary to the Company or a wholly-owned subsidiary of the Company.

5.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities. In the event that the Issuance of Subject Securities shall result in any increase in the number of shares of Stock issuable upon exercise, conversion or exchange of any Options, Warrants or Convertible Securities, the number of shares (or Equivalent Shares, if applicable) of Subject Securities (and Other Securities, if applicable) which the holders of such Options, Warrants or Convertible Securities, as the case may be, shall be entitled to purchase pursuant to Section 5.1, if any, shall be reduced, share for share, by the amount of any such increase.

5.5. Acquired Shares. Any Subject Securities constituting Stock acquired by any Stockholder pursuant to this Section 5 shall be deemed for all purposes hereof to be Shares hereunder.

5.6. Period. Each of the foregoing provisions of this Section 5 shall expire on the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.

6. COVENANTS.

6.1. Information Rights.

6.1.1. Historical Financial Information. The Company will furnish to each member of an Investor Group, the following:

6.1.1.1 As soon as available, and in any event within 120 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and its subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

6.1.1.2 As soon as available, and in any event within 60 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

6.1.1.3 As soon as available, and in any event within 15 days after the end of each month, the consolidated balance sheet of the Company and its subsidiaries as at the end of such month and the consolidated statements of income, cash flows for such month and the portion of the fiscal year then ended of the Company and its subsidiaries (to the extent prepared by the Company), setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

6.1.2. Period. Each of the foregoing provisions of this Section 6.1 shall expire on the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.

6.2. Confidentiality. Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.2 by such Investor or its Affiliates), (ii) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to such Investor by a third party (other than an Affiliate of such Investor) without a breach of any obligation of confidentiality such third party may have to the Company that is known to such Investor; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Shares from such Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 6.2, (c) to any Affiliate, partner or member of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that such Investor takes reasonable steps to minimize the extent of any such required disclosure; and provided, further, however, that the acts and omissions of any Person to whom such Investor may disclose confidential information pursuant to clauses (a) through (c) of the preceding proviso shall be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 6.2. Each of the parties hereto acknowledge that the Investors may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Section 6.2 shall preclude or in any way restrict the Investors or their Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company.

6.3. Directors’ and Officers’ Insurance. The Company shall purchase, within a reasonable period following the Closing, and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The provisions of this Section 6.3 shall survive any termination of this Agreement.

7. REMEDIES.

7.1. Generally. The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

7.2. Deposit. Without limiting the generality of Section 7.1, if any Stockholder fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 4, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) (the “Escrow Agent”), and the Company or Midco, as the case may be, shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares shall terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such holder.

8. LEGENDS.

8.1. Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A

STOCKHOLDERS AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

Any Person who acquires Shares which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

8.2. 1933 Act Legends. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

8.3. Stop Transfer Instruction. The Company or Midco will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends and this Agreement are satisfied.

8.4. Termination of 1933 Act Legend. The requirement imposed by Section 8.2 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company and Midco with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company or Midco, as the case may be, without expense, new certificates not bearing the legend set forth in Section 8.2 hereof.

9. AMENDMENT, TERMINATION, ETC.

9.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

9.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company, Midco and the Requisite Stockholder Majority; provided, however, that:

(a) the consent of each of the Investor Groups shall be required for any amendment, modification, extension, termination or waiver (an “Amendment”) of the provisions of Section 2 or this clause (a) of Section 9.2; provided, however, that such consent shall not be required for any Amendment of the provisions of Section 2 adopted with the consent of the Requisite Stockholder Majority in connection with the consummation of, or at any time following, an Initial Public Offering that has been approved in accordance with Section 2.1, other than an Amendment of the provisions of Section 2.8;

(b) the consent of each of the Investor Groups shall be required for any Amendment of the provisions of Section 4.1, Section 4.4 any related provisions of Section 3.1.5 or Section 4.3 or this clause (b) of Section 9.2;

(c) the consent of any Investor Group shall be required for any Amendment that discriminates against such Investor Group as such under this Agreement; and the consent of any party shall be required for any Amendment that discriminates against such party.

Each such Amendment shall be binding upon each party hereto and each Stockholder subject hereto. In addition, each party hereto and each Stockholder subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 9.2, any Amendment to the definitions used in such Section shall also require the specified consent.

9.3. Withdrawal from Agreement. At any time following the Initial Public Offering, any Stockholder that, together with its Affiliates, holds less than five percent (5%) of the then outstanding shares of Common Stock may elect (on behalf of itself and its Affiliates (collectively, the “Withdrawing Holders”)), by written notice to the other parties hereto, to withdraw from this Agreement and thereby terminate this Agreement as to the Withdrawing Holders, who shall cease to be parties to this Agreement and shall no longer be subject to the obligations of this Agreement or have rights under this Agreement, and the Shares held by the Withdrawing Holders shall conclusively be deemed thereafter not to be Shares, as the case may be, under this Agreement; provided, however, that such Withdrawing Holders, if they constitute an Investor Group, shall comply with such Investor Group’s obligations under Section 4.5.6 of the Company’s certificate of incorporation to cause the resignation of any Investor Directors designated by such Investor Group; provided, further, that if the Withdrawing Holders hold shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, they will be deemed to have elected to convert all such Shares into Class A-4 Common Stock at the effective time of such withdrawal.

9.4. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

10. DEFINITIONS. For purposes of this Agreement:

10.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 10:

(a) The words “hereof’, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) The word “including” shall mean including, without limitation;

(c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d) The masculine, feminine and neuter genders shall each include the other.

10.2. Definitions. The following terms shall have the following meanings:

“Acceptance Notice” shall have the meaning set forth in Section 4.4.4.

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Agreement” shall have the meaning set forth in the Recitals.

“Adverse Claim” shall have the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any Family Member of such natural Person.

“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person (including entities investing solely on behalf of the Investor or such fund) or an entity that is directly or indirectly wholly-owned by such Investor or one or more of such funds (other than a portfolio company of any such fund).

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 9.2.

“Bain Investors” shall mean, as of any date, Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., and their respective Permitted Transferees, in each case only if such Person then holds any Shares.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Carlyle Investors” shall mean, as of any date, TC Group III, L.P., Carlyle Partners III Loews, L.P., and CP III Coinvestment, L.P. and their respective Permitted Transferees, in each case only if such Person then holds Shares.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction and their Affiliated Funds, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investors and their respective Affiliated Funds, excluding, in any case referred to in clause (a) or (b) any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned subsidiaries).

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Class A Stock” shall mean the Class A Common Stock, par value $.001 per share, of the Company, which is comprised of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock.

“Class A-1 Director” shall mean any director of the Company elected by the holders of Class A-1 Common Stock in accordance with the Company’s certificate of incorporation.

“Class A-2 Director” shall mean any director of the Company elected by the holders of Class A-2 Common Stock in accordance with the Company’s certificate of incorporation.

“Class A-3 Director” shall mean any director of the Company elected by the holders of Class A-3 Common Stock in accordance with the Company’s certificate of incorporation.

“Class L Stock” shall mean the Class L Common Stock, par value $.001 per share, of the Company.

“Closing” shall have the meaning set forth in Section 1.1.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company, including the Class A Stock and the Class L Stock.

“Company” shall have the meaning set forth in the Preamble.

“Company Shares” shall mean Shares in respect of capital stock of the Company.

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock (other than Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Stock.

“Drag Along Notice” shall have the meaning set forth in Section 4.2.1.

“Drag Along Sale Percentage” shall have the meaning set forth in Section 4.2.

“Drag Along Sellers” shall have the meaning set forth in Section 4.2.1.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Stock, such number of shares of Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Escrow Agent” shall have the meaning set forth in Section 7.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Fair Market Value” shall mean, as of any date, as to any Share, the Board’s good faith determination of the fair value of such Share as of the applicable reference date.

“Family Member” shall mean, with respect to any natural Person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (ii) any spouse or former spouse of any of the foregoing, (iii) any legal representative or estate of any of the foregoing, (iv) any trust maintained for the benefit of the foregoing and (v) any corporation, private charitable foundation or other organization controlled by the foregoing.

“First Offer Deadline” shall have the meaning set forth in Section 4.4.2(a).

“First Offer Holder” shall have the meaning set forth in Section 4.4.1.

“First Offer Notice” shall have the meaning set forth in Section 4.4.2(a).

“First Offer Purchaser” shall have the meaning set forth in Section 4.4.2(a).

“Holdco” shall have the meaning set forth in the Preamble.

“Holdings” shall have the meaning set forth in the Preamble.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.10.

“Indemnitees” shall have the meaning set forth in Section 11.10.

“Initial Public Offering” shall mean the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Initiating Investor” shall have the meaning set forth in the Registration Rights Agreement.

“Investor Group” shall mean any one of (a) the Bain Investors, collectively, (b) the Carlyle Investors, collectively, and (c) the Spectrum Investors, collectively. Where this Agreement provides for the vote, consent or approval of any Investor Group, such vote, consent or approval shall be determined by the Majority Bain Investors, the Majority Carlyle Investors or the Majority Spectrum Investors, as the case may be, except as otherwise specifically set forth herein; provided, however, that any such Investor Group shall cease to be a Investor Group at such time after the Closing, and at all times thereafter, as such Investor Group ceases to hold Shares representing a Total Combined Investment (as defined in the Company’s certificate of incorporation) of at least the Minimum Total Combined Investment (as defined in the Company’s certificate of incorporation); provided that no adjustment pursuant to the Company’s certificate of incorporation to the “Minimum Total Combined Investment” or the “Minimum Director Share Amount” shall cause any former Investor Group to again become an Investor Group.

“Investors” shall have the meaning set forth in the Preamble.

“Issuance” shall have the meaning set forth in Section 5.

“Issuer” shall have the meaning set forth in Section 5.

“Loews” shall have the meaning set forth in the Recitals.

“Majority Bain Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Bain Investors.

“Majority Carlyle Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Carlyle Investors.

“Majority in Interest” shall mean, (a) with respect to a set of Shares of a single class, a majority of such Shares and (b) with respect to a set of Shares of more than one class, a majority in aggregate Purchase Price Value of such Shares.

“Majority Spectrum Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Spectrum Investors.

“Management Shares” shall mean all Purchased Shares and Vested Incentive Shares held by a Manager.

“Management Stockholders Agreement” shall have the meaning set forth in the Recitals.

“Management Tag-Along Sellers” shall mean any and all Managers who exercise their rights as “tag-along sellers” pursuant to the Management Stockholders Agreement.

“Managers” shall have the meaning set forth in the Recitals.

“Midco” shall have the meaning set forth in the Preamble.

“Options” shall mean any options to subscribe for, purchase or otherwise directly acquire Stock, other than any such option held by the Company or Midco or any right to purchase shares pursuant to this Agreement.

“Other Securities” shall have the meaning set forth in Section 5.1.3.

“Participating Buyer” shall have the meaning set forth in Section 5.1.2(a).

“Participating Seller” shall have the meaning set forth in Section 4.1.2 and 4.2.1.

“Participation Notice” shall have the meaning set forth in Section 5.1.1.

“Participation Offerees” shall have the meaning set forth in Section 5.1.1.

“Participation Portion” shall have the meaning set forth in Section 5.1.1(a).

“Permitted Transferee” shall mean, in respect of any Investor, any Affiliated Fund of such Investor, and any Person approved by the Investor Groups of which such Investor is not a member, in each case to the extent such Person agrees to be bound by the terms of this Agreement in accordance with Section 3.2 (if not already bound hereby). In addition, any Stockholder shall be a Permitted Transferee of the Permitted Transferees of itself.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall mean the 10% Cumulative Preferred Stock, par value $.001 per share, of Midco.

“Price Per Equivalent Share” shall mean the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Options which are the subject of an Issuance pursuant to Section 5 hereof.

“Principal Investor Majority” shall mean, with respect to a transaction between the Company or one of its subsidiaries on the one hand and an Investor or one of its Affiliates on the other (a “Related Affiliate”), (i) a majority of Investor Groups that are not and whose Affiliates are not a Related Affiliate, or (ii) if there is no unaffiliated Investor Group, a majority vote of all Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock (voting as a single class) held by all Investors that are not and whose Affiliates are not a Related Affiliate.

“Pro Rata Portion” shall mean:

(a) for purposes of Section 4.1.4 with respect to each Tag Along Seller, a number of Shares equal to the aggregate number of Shares that the Prospective Buyer is willing to purchase in the proposed Sale, multiplied by a fraction, the numerator of which is the aggregate number of Shares of the applicable class held by such Tag Along Seller and the denominator of which is equal to the sum of (i) the aggregate number of Shares of the applicable class held by all Tag Along Sellers and (ii) the aggregate number of Management Shares of the applicable class held by all Management Tag-Along Sellers; and

(b) for purposes of Section 4.4.6, with respect to each First Offer Purchaser, a number of Shares equal to the aggregate number of Subject Shares of the applicable class multiplied by a fraction, the numerator of which is the aggregate number of Shares of the applicable class held by such First Offer Purchaser and the denominator of which is the aggregate number of Shares of the applicable class held by all First Offer Purchasers.

“Prospective Buyer” shall mean any Person, including the Company or any of its subsidiaries, proposing to purchase or otherwise acquire shares from a Prospective Selling Stockholder.

“Prospective Selling Stockholder” shall mean:

(a) for purposes of Section 3.4, any Stockholder that proposes to Transfer any Shares to any Prospective Buyer;

(b) for purposes of Section 4.1, any Stockholder that proposes to Transfer any Shares to any Prospective Buyer, including a First Offer Purchaser pursuant to Section 4.4;

(c) for purposes of Section 4.2, any Stockholder forming part of the acting Requisite Stockholder Majority that has elected to exercise the drag along right provided by such Section; and

(d) for purposes of Section 4.4, any Stockholder that proposes to Transfer any Shares in a transaction that is subject to such Section.

“Prospective Subscriber” shall have the meaning set forth in Section 5.1.1(a).

“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Purchase Price Value” shall mean: (a) $1.00, in the case of a share of Class A Stock, (b) $81.00, in the case of a share of Class L Stock and (c) $100.00, in the case of a share of Preferred Stock, in each case appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like involving such class.

“Purchased Shares” shall mean (a) all shares of Stock held by a Manager that were purchased by the original holder thereof in connection with the Closing and (b) all shares of Stock held by a Manager that are designated as Purchased Shares by the Requisite Stockholder Majority.

“Registration Rights Agreement” shall have the meaning set forth in Section 11.3.

“Related Affiliate” shall have the meaning set forth in the definition of Principal Investor Majority.

“Requisite Stockholder Majority” shall mean at any time the approval of (a) each of at least two Investor Groups if there is more than one Investor Group, (b) a single Investor Group if there is only one Investor Group and (c) otherwise, Investors holding a majority of the outstanding Class A Stock constituting Shares then held by Investors party to this Agreement.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor Rule).

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Sale Notice” shall have the meaning set forth in Section 4.4.1.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Shares” shall mean (a) all shares of Stock held by a Stockholder, whenever issued, including all shares of Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities held by a Stockholder (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Spectrum Investors” shall mean, as of any date, Spectrum Equity Investors IV, L.P. Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers’ Fund, L.P.

and their respective Permitted Transferees, in each case only if such Person then holds any Shares.

“Stock” shall mean the Common Stock and the Preferred Stock.

“Stockholders” shall have the meaning set forth in the Preamble.

“Strategic Investor” shall mean, with respect to any proposed Transfer, any (a) Person that is determined by the Requisite Stockholder Majority to be a competitor of the Company or any of its subsidiaries in any material respect or a potential strategic investor in the Company or any of its subsidiaries and (b) any Affiliate of any such Person specified in clause (a). For purposes hereof, without limiting the foregoing, any Person with, or whose Affiliate has, substantial operations in the film exhibition industry shall be presumed to be a Strategic Investor unless the Requisite Stockholder Majority otherwise determine.

“Subject Securities” shall have the meaning set forth in Section 5.

“Subject Shares” shall have the meaning set forth in Section 4.4(a).

“Subscription Agreement” shall have the meaning set forth in Section 11.3.

“Tag Along Deadline” shall have the meaning set forth in Section 4.1.2.

“Tag Along Holder” shall have the meaning set forth in Section 4.1.1.

“Tag Along Notice” shall have the meaning set forth in Section 4.1.1.

“Tag Along Offer” shall have the meaning set forth in Section 4.1.2.

“Tag Along Sale Percentage” shall have the meaning set forth in Section 4.1.1(a).

“Tag Along Sellers” shall have the meaning set forth in Section 4.1.2

“Third-Party Claim” shall have the meaning set forth in Section 11.10.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Vested Incentive Shares” shall mean, with respect to a Manager at any time, the shares of Stock and Options held by such Manager that are not Purchased Shares (treating such Options as a number of Incentive Shares equal to the maximum number of shares of Stock for which such Options may at the time be exercised) which are fully vested at such time.

“Warrants” shall mean any warrants to subscribe for, purchase or otherwise directly acquire Stock.

“Withdrawing Holders” shall have the meaning set forth in Section 9.3.

11. MISCELLANEOUS.

11.1. Authority: Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and Midco shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

11.2. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, Midco, Holdco and Loews, to it:

c/o Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Facsimile: (646) 521-6267

Attention: Corporate General Counsel

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to a Bain Investor, to it:

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile: (617) 516-2010

Attention: John Connaughton

                 Phil Loughlin

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to a Carlyle Investor, to it:

c/o The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

Facsimile: (212) 381-4901

Attention: Michael Connelly

                 Eliot P. S. Merrill

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: R. Ronald Hopkinson

If to a Spectrum Investor, to it:

c/o Spectrum Equity Investors

333 Middlefield Road

Suite 200

Menlo Park, CA 94025

Facsimile: (415) 464-4601

Attention: Brion Applegate

                 Benjamin Coughlin

with copies to:

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Facsimile: (415) 395-8095

Attention: Scott R. Haber

                 Tad J. Freese

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

11.3. Binding Effect, Etc. Except for the Registration Rights Agreement dated as of July 30, 2004 among the Company, Midco, Holdco, Loews, the Investors and certain other Persons (the “Registration Rights Agreement”) and the Subscription Agreement dated as of July 30, 2004 among the Company, Midco, Loews and the Investors (the “Subscription Agreement”), this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no holder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

11.4. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

11.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

11.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

11.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.8. Aggregation of Shares. All Shares held by a Stockholder and its Affiliates and Affiliated Funds shall be aggregated together for purposes of determining the availability of any rights under Sections 3.3, 4 and 5. Within any Investor Group, the Stockholders may allocate the ability to exercise any rights under this Agreement in any manner that such Investor Group (by a Majority in Interest of the Shares held by such Investor Group) sees fit.

11.9. Obligations of Company, Midco, Holdco and Acquisition. Each of the Company, Midco, Holdco and Loews shall be jointly and severally liable for any payment obligation of any of the Company, Midco, Holdco and Loews pursuant to this Agreement.

11.10. Indemnity and Liability. Each of the Company, Midco, Holdco and Loews, jointly and severally, will indemnify, exonerate and hold each of the Investors, and each of their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Acquisition, any transaction to which any of the Company, Midco or Loews is a party or any other circumstances with respect to any of the Company, Midco or Loews (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Registration Rights Agreement or the Subscription Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related Persons or any transaction entered into after the Closing as determined by a court of competent jurisdiction in a final nonappealable judgment) or (ii) operations of, or services provided by any of the Indemnitees to, any of the Company, Midco or Loews, or any of their Affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the seller, or any of its accountants or other representatives, agents or Affiliates) (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of the Registration Rights Agreement or the Subscription Agreement by such Indemnitee or its affiliated or associated Indemnitees or other related Persons or any transaction entered into after the Closing as determined by a court of competent jurisdiction in a final nonappealable judgment); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company, Midco, Holdco and Loews hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 11.10, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by any of the Company, Midco or Loews, then such payments shall be promptly repaid by such Indemnitee to the Company, Midco or Loews. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to any of the Company, Midco or Loews or any of their Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct. If all Investor Groups are similarly situated with respect to their interests in a matter that may be an Indemnified Liability and that is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 11.10 only with the consent of the Requisite Stockholder Majority (determined based on the Investor Groups existing at the time of the events giving rise to such claim for indemnification). A “Third-Party Claim” means any (i) claim brought by a Person other than the Company, Midco, Loews or any of their subsidiaries, an Investor or any Indemnitee and (ii) any derivative claim brought in the name of the Company, Midco, Loews, or any of their respective subsidiaries that is initiated by a Person other than an Investor or any Indemnitee.

12. GOVERNING LAW.

12.1. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

12.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2 hereof is reasonably calculated to give actual notice.

12.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

LCE CORPORATIONS:	LCE HOLDINGS, INC.
LCE INTERMEDIATE HOLDINGS, INC.
LCE HOLDCO LLC
LCE ACQUISITION CORPORATION

By:
Name:
Title:

Stockholders Agreement

THE INVESTORS:	BAIN CAPITAL HOLDINGS (LOEWS) I, L.P.
By: Bain Capital Partners VII, L.P., its general partner
By: Bain Capital Investors, LLC, its general partner

BAIN CAPITAL AIV (LOEWS) II, L.P.
By: Bain Capital Partners VIII, L.P., its general partner
By: Bain Capital Investors, LLC, its general partner

By:
John Connaughton
Managing Director

Stockholders Agreement

TC GROUP INVESTMENT HOLDINGS, L.L.C.
By: TCG Holdings, L.L.C.

Name:
Title:

CARLYLE PARTNERS III LOEWS, L.P.
By: TC Group III, L.P., its general partner
By: TC Group III, L.L.C., its general partner
By: TC Group, L.L.C., its managing member
By: TCG Holdings, L.L.C., its managing member

Name:
Title:

CP III COINVESTMENT, L.P.
By: TC Group III, L.P., it general partner
By: TC Group III, L.L.C., its general partner
By: TC Group, L.L.C., its managing member
By: TCG Holdings, L.L.C., its managing member

Name:
Title:

Stockholders Agreement

SPECTRUM EQUITY INVESTORS IV, L.P.
By: Spectrum Equity Associates IV, L.P., its general partner

Name:	Brion B. Applegate
Title:	General Partner

SPECTRUM EQUITY INVESTORS PARALLEL IV, L.P.
By: Spectrum Equity Associates IV, L.P., its general partner

Name:	Brion B. Applegate
Title:	General Partner

SPECTRUM IV INVESTMENT MANAGERS’ FUND, L.P.

Name:	Brion B. Applegate
Title:	General Partner

Stockholders Agreement

Schedule I

Holdings of Shares

Stockholder	Class A Common Stock	Class L Common Stock	Preferred Stock
Bain Capital Holdings (Loews) I, L.P.	6,911,833.52 A-1	767,981.50	137,579.99
Bain Capital AIV (Loews) II, L.P.	6,373,499.18 A-1	708,166.58	126,864.45
TC Group Investment Holdings, L.P.	1,323,964.89 A-2	147,107.21	26,353.51
Carlyle Partners III Loews, L.P.	11,326,740.86 A-2	1,258,526.76	225,458.69
CP III Coinvestment, L.P.	634,626.95 A-2	70,514.11	12,632.24
Spectrum Equity Investors IV, L.P.	8,445,954.96 A-3	938,439.44	168,116.87
Spectrum Equity Investors Parallel IV, L.P.	49,859.07 A-3	5,539.90	992.44
Spectrum IV Investment Managers’ Fund, L.P.	100,577.78 A-3	11,175.31	2,002.00
TOTAL		3,907,450.81	700,000.19

Stockholders Agreement